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                                                                   EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Millions)
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
                                                                                                  Years Ended December 31,
                                                                                         -----------------------------------------
                                                                 Three-Months
                                                            Ended March 31, 1998     1997       1996       1995       1994    1993
                                                            --------------------     ----       ----       ----       ----    ----
Fixed Charges:
--------------
Interst Expense .......................................             7.8           38.6       43.9       40.3       29.8      30.9

Adjustments:

   Add: Capitalized Interest ..........................             2.5            3.3        2.4        1.0        3.8       1.0

   Add: One-third of Rentals as Interest Factor .......             0.2            0.7        0.5        0.5        0.5       0.3
                                                               -------------------------------------------------------------------

Total "Fixed Charges" .................................            10.5           42.6       46.8       41.8       34.1      32.2
                                                               -------------------------------------------------------------------
Earnings:
---------

Net Earnings ..........................................            23.1           79.2       53.1       40.1       60.6      52.7

Adjustments:

  Add: Fixed Charges .................................             10.5           42.6       48.8       41.7       34.1      32.1

  Adjusted to exclude capitalized interest ...........             (2.5)          (3.3)      (2.4)      (1.0)      (3.8)     (1.0)
                                                               -------------------------------------------------------------------

Total "Earnings" .....................................             31.1          118.5       97.5       80.8       90.9      83.8

                                                               --------------------------------------------------------------------
Ratio of "Barnings" to "Fixed Charges" ...............              3.0X           2.8X       2.1X       1.9X       2.7X      2.6X
                                                               --------------------------------------------------------------------

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